================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         PEERLESS SYSTEMS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         PEERLESS SYSTEMS CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         PEERLESS SYSTEMS CORPORATION
                             2381 ROSECRANS AVENUE
                             EL SEGUNDO, CA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 18, 1998

To the Stockholders of Peerless Systems Corporation:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Peerless Systems Corporation, a Delaware corporation (the "Company"), will be held on June 18, 1998, at 2:00 p.m. local time at the Company's offices located at 2381 Rosecrans Avenue, El Segundo, California for the following purpose:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the Company's 1996 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,200,000 shares.

    3. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending January 31, 1999.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on April 24, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                          By Order of the Board of Directors

                                          /s/ HOSHI PRINTER

                                          Hoshi Printer
                                          Secretary

El Segundo, California
April 24, 1998

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                         PEERLESS SYSTEMS CORPORATION
                             2381 ROSECRANS AVENUE
                             EL SEGUNDO, CA 90245

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 18, 1998

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Peerless Systems Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 18, 1998 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 2381 Rosecrans Avenue, El Segundo, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on April 24, 1998, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 24, 1998, the Company had outstanding and entitled to vote 10,786,570 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2381 Rosecrans Avenue, El Segundo, California 90245, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  There are four nominees for the four Board positions presently authorized in the Company's Bylaws. Paul D. Levy, after serving the Company since August 1996, resigned from the Board in December, and has elected not to stand for reelection. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. Mr. Adams was appointed by the Company's Board of Directors on March 10, 1998, and each of the other directors was elected by the stockholders at the 1997 Annual Stockholders Meeting.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

  The names of the nominees and certain information about them as of March 31, 1998, are set forth below:


                                     PRINCIPAL OCCUPATION/
    NAME                         AGE POSITION HELD WITH THE COMPANY
    ----                         --- ------------------------------
    Edward A. Gavaldon..........  52 President, Chief Executive Officer and
                                     Chairman of the Board
    Robert G. Barrett...........  53 General Partner, Battery Ventures
    Robert L. North.............  62 Chief Executive Officer and Director of HNC
                                     Software, Inc.
    Robert V. Adams.............  66 Chairman of Documentum, Inc.

  Edward A. Gavaldon has served the Company as President, Chief Executive Officer and a director since January 1995 and as Chairman of the Board since July 1996. Prior to joining the Company, Mr. Gavaldon worked at Xerox Corporation for 23 years in various positions including: Manager, Strategy and Programs for Printing Products; Chief Engineer, High Speed Laser Printers; Vice President, Worldwide Marketing, Laser Printers; and most recently as Vice President/General Manager in the Desktop Laser Printer Business Unit. Mr. Gavaldon received a B.A. degree in economics from the University of California at Los Angeles and an M.B.A. degree from the University of Southern California.

  Robert G. Barrett has served the Company as a director since March 1991. He is a founder and a Managing Partner of Battery Ventures, a venture capital fund specializing in communication and software investment. Mr. Barrett serves as a director of Brooktrout Technology, Inc. and several privately-held high technology companies. Mr. Barrett received a B.A. degree in history and an M.B.A. degree from Harvard University.

  Robert L. North has served the Company as a director since July 1996. Mr. North has been Chief Executive Office and a director of HNC Software, Inc., a neural network technology company, since June 1987. For 21 years prior to that time he was employed by TRW, Inc. Electronic Systems Group, most recently as Vice President and General Manager. Prior to that time, he was a member of the technical staff for the Satellite Central Office of Aerospace Corporation. Mr. North received B.S. and M.S. degrees in electrical engineering from Stanford University.

  Robert V. Adams has served the Company as director since March 1998. Mr. Adams serves as director and Chairman of the Board of Documentum, Inc., director of Tekelec, Inc., and director of Encad Corp. Mr. Adams has been President and Chief Executive Officer of Xerox Technology Ventures since 1989. Mr. Adams was formerly an Executive Officer of Xerox Corporation. Mr. Adams received a B.S. degree in mechanical engineering from Purdue University and an M.B.A. degree from the University of Chicago.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended January 31, 1998 the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Adams and Barrett, with Mr. North serving as an alternate member. The Audit Committee, as previously constituted, met four times during the fiscal year ended January 31, 1998.

  The Compensation Committee makes recommendations concerning salaries, benefits and incentive compensation, administers the issuance of stock options and other awards to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Barrett and North, with Mr. Adams serving as an alternate member. The Compensation Committee, as previously constituted, met five times during the fiscal year ended January 31, 1998.

  During the fiscal year ended January 31, 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2

              APPROVAL OF 1996 EQUITY INCENTIVE PLAN, AS AMENDED

  In May 1996, the Board of Directors adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The Company's 1996 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in July 1996, and subsequently approved by the stockholders, as an amendment and restatement of the Company's 1996 Plan. There are 1,266,666 shares of the Company's Common Stock authorized for issuance under the Incentive Plan.

  At March 31, 1998, options (net of canceled or expired options) covering an aggregate of 1,174,300 shares of the Company's Common Stock had been granted under the Incentive Plan, and only 92,366 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the Incentive Plan. During the last fiscal year, the Company did not grant options to the executive officers. Options to purchase 245,053 shares at exercise prices of $9.50 to $17.75 per share were granted to all employees (excluding executive officers) as a group, and options to purchase 9,999 shares at the exercise price of $15.63 per share were granted to all current directors who are not officers as a group.

  In March 1998, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the Incentive Plan from a total of 1,266,666 shares to 2,466,666 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  Stockholders are requested in this Proposal 2 to approve the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Incentive Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the Incentive Plan are outlined below:

GENERAL

  The Incentive Plan provides for the grant of both incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards and stock bonuses collectively, to employees, directors and consultants. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

  The Incentive Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 160 employees, directors and consultants are eligible to participate in the Incentive Plan.

ADMINISTRATION

  The Incentive Plan is administered by the Board of Directors of the Company which the Board has delegated to the Compensation Committee. The Board has the power to construe and interpret the Incentive Plan and, subject to the provisions of the Incentive Plan, to determine the types of awards to be granted the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Board of Directors is authorized to delegate administration of the

Incentive Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself. In addition, the Incentive Plan provides that, in the Board's discretion, directors who grant awards to employees covered under Section 162(m) of the Code generally will be "outside directors" as defined in Section 162(m). See "Federal Income Tax Information" below for a discussion of the application of Section 162(m).

ELIGIBILITY

  Incentive stock options may be granted under the Incentive Plan to selected employees (including officers) of the Company and its affiliates. In addition, selected key employees (including officers), directors and consultants are eligible to receive nonstatutory stock options and other awards under the Incentive Plan.

  No option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  No person may be granted options under the Incentive Plan during any calendar year to purchase in excess of 253,333 shares of Common Stock. This limitation permits the Company under Section 162(m) of the Code to continue to be able to deduct as a business expense certain compensation attributable to the exercise of options granted under the Incentive Plan. See "Federal Income Tax Information" below for a discussion of the application of Section 162(m).

STOCK SUBJECT TO THE INCENTIVE PLAN

  Subject to approval of this Proposal 2 by the Company stockholders, an aggregate of 1,292,366 shares are reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the Incentive Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the Incentive Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Incentive Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At March 31, 1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $18.00 per share.

  In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the Incentive Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 253,333 shares per calendar year limitation.

  The exercise price of options granted under the Incentive Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

  Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest over five years at the rate of 20% per year after the grant date during the optionee's employment or services as a director or consultant. Recently the Board began granting options that vest over four years at the rate of 25% per year after the grant date during the optionee's employment or services as a director or consultant. Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, although seldom authorized by the Board, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the Incentive Plan or subject to any award granted under the Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

  The Incentive Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the Incentive Plan or substitute similar awards for those outstanding under such plan, or such outstanding awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the Incentive Plan, or to substitute similar awards, then the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on July 24, 2006.

  The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

  Under the Incentive Plan, an incentive stock option may not be transferred by the optionee other than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. The Board may grant a nonstatutory stock option that is transferable and, in any case, an optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                  PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending January 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has audited the Company's financial statements since 1990. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand L.L.P.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1998 by: (i) each nominee for director; (ii) each of the executive officers and individuals named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                               BENEFICIAL
                                                              OWNERSHIP(1)
                                                          --------------------
                                                          NUMBER OF PERCENT OF
   BENEFICIAL OWNER                                        SHARES     TOTAL
   ----------------                                       --------- ----------
   AMVESCAP PLC (2)......................................  805,200     7.5%
    1315 Peachtree St. NE
    Atlanta, GA 30309
   Kern Capital Management LLC (3).......................  755,000       7%
    14 West 47th St., Ste. 1926
    New York, NY 10036
   Wall Street Associates (4)............................  644,200       6%
    1200 Prospect St., Ste. 100
    La Jolla, Ca 92037
   Battery Ventures II, L.P. (5).........................  537,575       5%
    Robert G. Barrett
    Battery Ventures
    901 Mariner's Island Blvd., Ste. 475
    San Mateo, CA 94404
   Edward A. Gavaldon (6)................................  279,669     2.5%
   David R. Fournier (7).................................  131,654     1.2%
   Stephen R. Butterfield (8)............................  100,760      *
   Robert G. Barrett (9).................................   57,835      *
   Thomas B. Ruffolo (10)................................   44,408      *
   Hoshi Printer (11)....................................   39,545      *
   Reginald Cardin (12)..................................   31,541      *
   Robert T. North (13)..................................   11,832      *
   Robert V. Adams.......................................      --      --
   All directors and executive officers as a group (9
    persons) (14)........................................  703,744     6.2%

--------
 *Represents beneficial ownership of less than one percent.
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,742,485 shares outstanding on March 31, 1998, adjusted as required by rules promulgated by the SEC.
(2) AMVESCAP PLC, AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., and INVESCO Realty Advisers, Inc. share voting and investment power over the shares held by AMVESCAP PLC.
(3) Robert E. Kern Jr. and David G. Kern, as controlling members of Kern Capital Management, LLC, may be deemed indirect beneficial owners of the Company's Common Stock owned by Kern Capital Management in that they might be deemed to share the power to direct the voting or disposition of the securities. Messrs. Kern both disclaim the beneficial ownership of such shares except to the extent of their pecuniary interest therein.
(4) Shares held information as of February 28, 1998. Wall Street Associates has sole voting power with respect to 363,700 shares and sole investment power with respect to 611,500 shares.

 (5) Robert G. Barrett, a director of the Company, is a Managing Partner of ABF Partners II, L.P., the general partner of Battery Ventures. Mr. Barrett may be deemed to have voting and investment power over the shares held by Battery Ventures. He disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (6) Includes 279,669 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
 (7) Includes 103,106 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
 (8) Includes 32,994 shares issuable pursuant to options exercisable within 60 days of March 31, 1998. Mr. Butterfield is no longer an executive officer of the Company effective as of December 18, 1997.
 (9) Includes 11,832 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(10) Includes 8,929 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(11) Includes 34,046 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(12) Includes 30,344 shares issuable pursuant to options exercisable within 60 days of March 31, 1998
(13) Includes 11,832 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(14) Includes 512,752 shares issuable to all directors and executive officers pursuant to options exercisable within 60 days of March 31, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

  Directors currently do not receive any cash compensation from the Company for their services as member of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board of Directors and Committee meetings. The Board of Directors has adopted resolutions providing for the automatic grant, under the Incentive Plan of:
(i) an option to purchase 26,666 shares of Common Stock to each non-employee director who is first elected to the Board of Directors after completion of the Company's initial public offering; and (ii) an option to purchase 3,333 shares of Common Stock on the date of each annual stockholder meeting, beginning in 1997, to each non-employee director who has served continuously as a non-employee director for at least six months immediately prior to such annual meeting. The options vest at a rate of 25% on the first anniversary of the date of grant and 1/48th of the shares subject to the option each month thereafter for the following three years. In June 1997, pursuant to the non-discretionary grant under the 1996 Plan, options to purchase an aggregate of 3,333 shares of Common Stock were granted to each of Mr. Barrett, Mr. North and Mr. Levy at an exercise price of $15.625 per share. In addition, an option to purchase 26,666 shares of Common Stock was granted to Mr. Adams at an exercise price of $14.00 per share automatically upon his appointment to the Board.

EXECUTIVE COMPENSATION

The following table sets forth for the fiscal years ended January 31, 1998, January 31, 1997 and December 31, 1995, the compensation earned by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers at January 31, 1998, as well as a former executive officer of the Company (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL               LONG-TERM
                                               COMPENSATION           COMPENSATION
                                     -------------------------------- ------------
                                                            OTHER      SECURITIES
                             FISCAL                         ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR(1) SALARY($) BONUS ($) COMPENSATION   OPTIONS
---------------------------  ------- --------- --------- ------------ ------------
Edward A. Gavaldon......      1998    175,000   84,375         --           --
 President, Chief             1997    166,154   50,000         --       100,000
 Executive                    1995    153,211   18,125         --       354,293
 Officer and Chairman of
 the Board
Hoshi Printer(2)........      1998    140,000   28,125         --           --
 Vice President, Finance      1997     83,462   16,667         --        99,999
 and Administration,          1995        --       --          --           --
 Chief Financial Officer
 and Secretary
Stephen R. Butterfield..      1998    118,070   28,395         --           --
 Chief Technologist(3)        1997    101,285   30,240         --        66,666
                              1995     98,280   21,924         --           --
Reginald Cardin.........      1998    146,240   28,125         --           --
 Vice President,              1997    140,000   18,750      24,957(4)    30,000
 Engineering                  1995     45,769      --          --        76,666
David R. Fournier.......      1998    122,653   33,750      35,140(5)       --
 Vice President, Sales,       1997    123,874   25,200      12,000(5)   126,665
 Marketing                    1995    110,000   32,170         --           --
 and Field Operations
Thomas B. Ruffolo.......      1998    116,511   28,125         --           --
 Vice President,              1997    103,058   22,500         --        30,000
 Corporate Development        1995    102,308   14,063         --           --

--------
(1) The Company changed its fiscal year-end from December 31 to January 31, effective in the year beginning February 1, 1996. Compensation information for the one-month transition period ended January 31, 1996 is not presented herein.
(2) Mr. Printer joined the Company as an executive officer in June 1996. Amounts shown for 1997 reflect compensation paid to Mr. Printer during the period from June 1996 through January 1997.
(3) Mr. Butterfield is no longer an executive officer of the Company effective as of December 18, 1997.
(4) Reflects relocation expenses paid by the Company on behalf of Mr. Cardin during fiscal 1997.
(5) Reflects sales commissions paid to Mr. Fournier during fiscal 1998 and 1997.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under the Incentive Plan and the 1992 Stock Option Plan (the "1992 Plan") (collectively, the "Plans"). No further options may be granted under the 1992 Plan as the reserve option pool has been exhausted. The terms of the 1992 Plan are substantially the same as the terms of the Incentive Plan with respect to options granted under the Plans.

  As of March 31, 1998, options to purchase a total of 1,575,700 shares were outstanding under the Plans and options to purchase 92,366 shares remained available for grant thereunder.

  No options were granted to the Named Executive Officers during the fiscal year ended January 31, 1998. The following table shows for the fiscal year ended January 31, 1998 certain information regarding options exercised by and held at year end by the Named Executive Officers:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                         SHARES ACQUIRED      VALUE             AT FY-END (#)                  AT FY-END ($)
NAME                     ON EXERCISE (#) REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE(2) EXERCISABLE/UNEXERCISABLE(2)(3)
----                     --------------- --------------- ---------------------------- -------------------------------
Mr. Gavaldon............     40,000          516,750           259,431/136,335              2,435,063/1,166,280
Mr. Printer.............        --               --             37,689/62,310                 285,683/472,310
Mr. Butterfield(4)......        --               --             23,075/43,651                 175,072/330,875
Mr. Cardin..............      5,500           79,350            32,310/68,856                 292,096/608,178
Mr. Fournier............     38,848          567,350            92,161/56,638                 857,547/525,769
Mr. Ruffolo.............     23,471          307,788             2,858/26,191                 21,664/207,780

--------
(1) Calculated based on the fair market value of the underlying shares on the date of exercise less the exercise price
(2) Reflects vested options and converted options that are subject to early exercise.
(3) Calculated based on a price of $10.88 per share at the close of trading on January 31, 1998.
(4) Mr. Butterfield is no longer an executive officer of the Company effective as of December 18, 1997.

EMPLOYMENT AGREEMENT

  The Company entered into an employment agreement in January 1995 with Edward
A. Gavaldon. The agreement provides that Mr. Gavaldon will serve as Chief Executive Officer and President and provides for payment of a base salary of $175,000 with a bonus of up to $75,000 annually, and participation in the Company's benefit plans. Effective as of February 1, 1998, the Board increased Mr. Gavaldon's annual base salary to $200,000 and his potential annual bonus to $100,000. The agreement also provides that all of Mr. Gavaldon's outstanding options will be accelerated in the event of the acquisition or change in control of the Company or a sale of all or substantially all of the Company's assets. In the event that the Company terminates Mr. Gavaldon without cause, the Company will be required to pay Mr. Gavaldon his base salary and certain benefits for an additional one-year period and will accelerate the vesting of his options for at least an additional six months.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION(1)

  The Company's executive compensation program presently is administered by the two-member Compensation Committee of the Board of Directors (the "Committee") set forth below. These Committee members are not employees of the Company. Prior to December 31, 1997, the Compensation Committee was
--------
(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

comprised of Robert Barrett and Paul Levy. Accordingly, the Board of Directors, as then constituted, approved all executive compensation for fiscal 1998, except for the granting of year-end cash bonuses, which was determined by the Compensation Committee as presently constituted.

  Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that, with respect to the application of
Section 162(m) of the Code, at the present time it is highly unlikely that the cash compensation paid to any Named Executive Officer in a taxable year will exceed $1 million. However, options granted with exercise prices at least 100% of fair market value are intended to qualify under the Plans as "performance-based compensation."

  The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within the Company.

  The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and equity-based compensation incentives. Mr. Fournier, Vice President, Sales, Marketing and Field Operations, also receives sales commissions as a fourth component of his compensation package. The Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the review of competitive compensation information, the recommendations of senior management and other information available to the Committee.

BASE SALARY AND BENEFITS

  The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his responsibilities and performance. The Compensation Committee compares the Company's compensation levels with published surveys of executive compensation at comparable companies as well as with recent proxy data for publicly traded companies also involved in the information technology industry. In order to maximize the incentive elements of the executive officers' total compensation packages, the Committee sets the base salary and benefits component of these packages within the competitive range of the salary and benefits levels of the executive officers of the comparative companies.

ANNUAL INCENTIVE BONUS

  The second component of the Company's executive compensation package is an annual incentive bonus. In the beginning of fiscal 1998, the Committee established bonus compensation formulas for each such officer based on certain individual performance criteria. The arrangement provided each executive officer with the opportunity to earn a cash bonus according to the extent to which he met his particular individual performance criteria. The Committee established the formulas and criteria for fiscal 1998, and the Committee determined realization of these criteria by the officers and approved the final amounts of bonuses paid.

1992 STOCK OPTION PLAN AND 1996 EQUITY INCENTIVE PLAN

  The third component of the Company's executive compensation package is stock options, which the Company believes are becoming increasingly important as an incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company. Generally, the Company grants stock options at fair market exercise prices, as determined by the Committee at the time of grant.

  The Company's Plans have been established to provide all employees of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made annually to eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options granted under the Plans generally have a non-statutory four-to-seven year vesting schedule and generally expire ten years from the date of grant. In addition, a portion of the options granted to the Company's executive officers are performance-based options. These options provide for deferred vesting generally over a seven-year period, with the acceleration of a portion of the option in the event the executive meets designated performance objectives in a given year. The Compensation Committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a quantitative and qualitative analysis of individual performance, the Company's financial performance, and the executive's existing options.

CEO COMPENSATION

  The base salary, annual incentive bonus and stock options for Mr. Gavaldon were determined in accordance with the terms of an employment agreement (the "Employment Agreement") dated as of January 4, 1995 between Mr. Gavaldon and the Company. The Employment Agreement was the result of negotiations to induce Mr. Gavaldon to join the Company as its President and Chief Executive Officer in January 1995. In recognition of Mr. Gavaldon's substantial contribution to the growth and success of the Company and of competitive conditions in the market for executive offices, and to encourage Mr. Gavaldon's continued service to the Company, the Board approved an amendment to the Employment Agreement in July 1996 to, among other things, increase Mr. Gavaldon's base salary and annual incentive bonus which salary and bonus continued at the same rate during fiscal 1998. Shortly after the end of fiscal 1998, the Committee evaluated Mr. Gavaldon's performance in accordance with his previously-established goals and awarded his bonus accordingly. See "Employment Agreement".

OTHER EXECUTIVE OFFICER COMPENSATION

  At the beginning of fiscal 1998, the Committee established the base salary of each other executive officer based on data regarding executive compensation of the Company's competitors, including published survey information, each executive officer's base salary for the prior fiscal year, past performance, the scope of such officer's responsibility and other information available to the Committee. In addition, at the beginning of fiscal 1998, the Committee established bonus compensation formulas for each officer based on certain individual performance criteria. The Committee reviewed the performance of each executive relative to the pre-determined objectives and awarded bonuses in various percentages to any of the executive officers. The Committee, however, decided not to award options to the executive officers during fiscal 1998 as the Committee determined that the existing options outstanding were sufficient to incentivize the executive officers.

                                              Compensation Committee of the
                                                Board of Directors

                                              Robert G. Barrett
                                              Robert L. North
                                              Paul D. Levy (resigned December
                                              31, 1997)

                     PERFORMANCE MEASUREMENT COMPARISON(1)

  The following charts show a comparison of cumulative returns for the Company, the Nasdaq Stock Market (United States Companies) and the H&Q Technology Stocks beginning after the close of trading on September 24, 1996, when the Company's Common Stock was priced at $11.00 per share for sale in the Company's initial public offering.

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
       AMONG PEERLESS SYSTEMS CORPORATION, NASDAQ U.S. INDEX COMPOSITE
                          AND H&Q TECHNOLOGY INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             PEERLESS        NASDAQ U.S.   H&Q
Measurement Period           SYSTEMS         INDEX         TECHNOLOGY
(Fiscal Year Covered)        CORPORATION     COMPOSITE     INDEX
-------------------          -----------     -----------   ----------
Measurement Pt- 09/24/96     $100           $100            $100
FYE  10/31/96                $ 96.59        $ 99.09         $ 97.23
FYE  01/31/97                $181.82        $112.57         $114.69
FYE  04/30/97                $107.95        $103.34         $105.68
FYE  07/31/97                $126.14        $131.09         $142.40
FYE  10/31/97                $118.18        $131.43         $132.78
FYE  01/31/98                $ 98.91        $134.05         $133.38

--------
(1) The Section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                             CERTAIN TRANSACTIONS

  The Company has entered into indemnification agreements with its directors and executive officers which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that he may be required to pay in actions or proceedings in which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

  During the years ended January 31, 1997 and December 31, 1995 recognized revenues of approximately $2,244,000 and $707,000 respectively, from transactions with a principal shareholder. At January 31, 1997, the Company had approximately $894,000 of deferred revenue relating to license fees prepaid by this party. As of January 31, 1998, this former related party was no longer a principal shareholder of the Company.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ HOSHI PRINTER

                                          Hoshi Printer
                                          Secretary

April 24, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, PEERLESS SYSTEMS CORPORATION, 2381 ROSECRANS AVENUE, EL SEGUNDO, CALIFORNIA 90245.

-------------------------------------------------------------------------------

                          PEERLESS SYSTEMS CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 18, 1998

  The undersigned hereby appoints Edward A. Gavaldon and Hoshi Printer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Peerless Systems Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Peerless Systems Corporation (the "Company") to be held at the Company's corporate offices located at 2381 Rosecrans Avenue, El Segundo, California, on Thursday, June 18, 1998 at 2:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

 MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR THE DIRECTORS LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

  FOR all nominees listed below             WITHHOLD AUTHORITY
  (except as marked to the                  to vote for all nominees
  contrary below) [_]                       listed below. [_]


 NOMINEES: Edward A. Gavaldon, Robert G. Barrett, Robert L. North and Robert V.
           Adams

    To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

  ----------------------------      ----------------------------

                           (CONTINUED ON OTHER SIDE)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                          (CONTINUED FROM OTHER SIDE)

                MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To approve the Company's 1996 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,200,000 shares and to add provisions with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended.

                      [_] FOR        [_] AGAINST         [_] ABSTAIN

                MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To ratify selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending January 31, 1999.

                      [_] FOR        [_] AGAINST         [_] ABSTAIN

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFI-CER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                    -------------------------------------------

                                    -------------------------------------------
                                                   SIGNATURE(S)

                                    Dated:  _____________________________, 1998

                                    PLEASE VOTE, SIGN, DATE AND
                                    PROMPTLY RETURN THIS PROXY IN
                                    THE ENCLOSED RETURN ENVELOPE
                                    WHICH IS POSTAGE PREPAID IF
                                    MAILED IN THE UNITED STATES.

-------------------------------------------------------------------------------